                                                                    EXHIBIT 12.1

                       SUNBURST HOSPITALITY CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (IN THOUSANDS EXCEPT RATIO DATA)

                                                 SIX MONTHS ENDED
                                                   NOVEMBER 30,                    FISCAL YEAR ENDED MAY 31,
                                               ----------------------          -----------------------------------
                                                  1997         1996               1997        1996         1995
                                               ---------    ---------          ---------    ---------    ---------
Earnings:

Income from continuing operations
 before income taxes.....................      $   9,101    $   8,811          $  11,840    $ (21,874)   $    (780)

Fixed charges............................         10,516        7,034             17,018       13,036       10,128
                                               ---------    ---------          ---------    ---------    ---------
Earnings, as adjusted (A)................      $  19,617    $  15,845          $  28,858    $  (8,838)   $   9,348
                                               =========    =========          =========    =========    =========
Fixed charges:

Interest expense.........................      $   9,690    $   6,865          $  16,680    $  12,839    $   9,988
Amortization of deferred financing
 costs...................................            210           --                 --           --           --
Interest element of rental expense.......            616          169                338          197          140
                                               ---------    ---------          ---------    ---------    ---------
Fixed charges, as adjusted (B)...........      $  10,516    $   7,034          $  17,018    $  13,036    $  10,128
                                               =========    =========          =========    =========    =========
Ratio of earnings to fixed charges
 (A) divided by (B)......................            1.9          2.3                1.7           --           --

Deficiency of earnings to fixed
 charges (b).............................                                                       21,874         780
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(b) The deficiency of earnings to fixed charges in fiscal year 1996 is the result of a $24.5 million provision for asset impairment. The ratio of earnings to fixed charge for fiscal year 1996 excluding the impact of the provision for asset impairment is 1.2. The deficiency of earnings to fixed charges in fiscal year 1995 is largely the result of depreciation and amortization of $6.0 million.